UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 7, 2007

Cash Systems, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-31955	870398535
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7350 Dean Martin Drive, Suite 309, Las Vegas, Nevada		89139
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	702-987-7169

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On March 6, 2007, the Company entered into an Executive Employment Agreement with Michael Rumbolz to be effective March 6, 2007, pursuant to which Chief Executive Officer Michael Rumbolz will also serve as the Company's Chairman of the Board and President. Under the terms of the Employment Agreement, Mr. Rumbolz will receive an annual base salary of $350,000 and is entitled to an annual bonus and other usual benefits. Mr. Rumbolz was granted 65,000 shares of restricted stock vesting in four equal annual installments, such bonus compensation as determined by the Company’s Board of Directors, no less than two weeks paid annual vacation, and reimbursement for any and all ordinary and necessary business expenses that he reasonably incurs in connection with the business of the Company. Mr. Rumbolz will also be entitled to participate in any accident insurance, life insurance, long-term disability insurance, short-term disability insurance, hospitalization and other employee benefit plans of the Company that are generally available to the Company’s other executive officers. The Agreement is for a two year term. Upon the expiration of the initial two year term and each anniversary thereafter, the Mr. Rumbolz and the Company may agree in writing to renew this Agreement for an additional year. In the event that the Company terminates Mr. Rumbolz’s employment without cause prior to the expiration of the Agreement, Mr. Rumbolz will be entitled to base compensation, bonus compensation and benefits through the end of the term of the Agreement.
The foregoing description of the Agreement is qualified in its entirety by reference thereto, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cash Systems, Inc.

March 7, 2007	By:	Michael Rumbolz

Name: Michael Rumbolz
Title: Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

10.1	Executive Employment Agreement dated March 6, 2007 between Cash Systems, Inc. and Michael D. Rumbolz
99.1	Press release dated March 7, 2007 announcing Multi-Year Contract Renewal of Michael Rumbolz